EXHIBIT 10.1

SAFEWAY INC.

AGREEMENT WITH STEVEN A. BURD

FOR

SUPPLEMENTAL RETIREMENT BENEFIT

Preamble

This Agreement for a supplemental retirement benefit (the “Agreement”), effective as of March 10, 2005, is entered into by and between Safeway Inc., a Delaware corporation (the “Company”) and Steven A. Burd (the “Executive”). This Agreement is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Capitalized terms, unless defined in this Agreement, shall have the meanings assigned to them in the Employee Retirement Plan of Safeway Inc. and Its Domestic Subsidiaries (the “Retirement Plan”).

Recitals

WHEREAS, the Executive renders services to the Company as its President and Chief Executive Officer; and,

WHEREAS, the Company, in order to retain the services of the Executive both on its own behalf and on behalf of its affiliated companies, desires to provide a supplemental retirement benefit to the Executive on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, the Company and the Executive agree as follows:

1. Supplemental Retirement Benefit. The Company agrees to pay the Executive upon his retirement from the Company and its affiliates an annual supplemental retirement benefit (the “Supplemental Retirement Benefit”) equal to 50% of the Executive’s Final Average Compensation, subject to incremental increases of 1% of Final Average Compensation for each full Year of Service after the Executive attains age 55, to a maximum of 60% of Final Average Compensation. For purposes of this Agreement, “Final Average Compensation” shall mean the average of the Executive’s base salary and bonus for the five consecutive years during his final ten Years of Service during which the total of his base salary and bonus was the highest.

2. Offset. The amount of the Supplemental Retirement Benefit as determined under Section 1 shall be offset by the Actuarial Equivalent (as defined in the Retirement Restoration Plan of Safeway, Inc. (the “Restoration Plan”)) of the Executive’s benefits under (i) the Retirement Plan, (ii) the Restoration Plan, and (iii) any other of the Executive’s defined benefit retirement plans or programs under which the Executive has or had a vested accrued benefit.

3. Vesting. The Executive shall at all times be 100% vested in his Supplemental Retirement Benefit; provided, however, that the Supplemental Retirement Benefit shall be forfeited immediately upon the Executive’s discharge from employment with the Company for “Cause.” In that event, the Executive will have no right to receive any compensation in respect of his forfeited Supplemental Retirement Benefit under this Agreement. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s act of fraud, dishonesty, misappropriation, illegal conduct, or gross misconduct that has a material impact on the assets or reputation of the Company; or (iii) the Executive’s conviction of or plea of nolo contendere to a felony or misdemeanor involving moral turpitude and materially impacting the Company.

4. Form of Distribution. The normal form of distribution of the Supplemental Retirement Benefit shall be a straight life annuity of monthly payments over the lifetime of the Executive, with payments ceasing on the first day of the month in which the Executive dies; provided, however, that if the Executive is married at the time the Supplemental Retirement Benefit becomes payable, then the Supplemental Retirement Benefit shall be paid in the actuarially reduced form of a joint and 100% survivor annuity payable to the Executive and the Executive’s spouse. If the Executive dies prior to his retirement and while employed by the Company, the Executive’s spouse shall be paid a straight life annuity which is the Actuarial Equivalent (as defined in the Restoration Plan) of the benefit the Executive would have received had he retired from the Company on the date of his death, having elected to receive his benefit in the form of a straight life annuity.

5. Time of Distribution. Distribution of the Supplemental Retirement Benefit shall commence as soon as administratively practicable following the date which is six months after the Executive’s separation of service with the Company and its affiliates.

6. Unfunded.

(a) The Company intends to set aside such amounts as are necessary to provide the Executive with his Supplemental Retirement Benefit. While the Company shall set aside amounts which, based on certain assumptions, are intended, together with investment earnings thereon, to be sufficient to provide the Supplemental Retirement Benefit to the Executive, the Company does not guarantee that such amounts shall be set aside each year.

(b) All amounts set aside by the Company to meet its obligations under the Agreement shall remain part of the general assets of the Company and shall remain subject to the claims of the general creditors of the Company until paid to the Executive (or his beneficiary, if applicable).

(c) The right of the Executive or his beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Executive nor his beneficiary shall have any rights in or against the Supplemental Retirement Benefit or any other specific assets of the Executive. All amounts set aside to fund the Supplemental Retirement Benefit shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. Nothing contained in this Agreement shall be deemed to create a trust of any kind for the benefit of the Executive or his beneficiaries or to create any fiduciary relationship between the Company and the Executive or his beneficiaries.

7. No Employment Rights. This Agreement does not confer upon the Executive the right to be retained in the Company’s employ, and the Executive shall remain subject to discharge, discipline and termination to the same extent as if this Agreement did not exist. This Agreement creates no rights or obligations other than those expressed herein.

8. Amendment and Termination. The Company may at any time amend or terminate this Agreement, in whole or in part, without the consent of the Executive or his beneficiary. No amendment, however, shall reduce the Executive’s Supplemental Retirement Benefit under the terms of the Agreement as in effect immediately prior to the amendment or termination.

9. Miscellaneous Provisions.

(a) No Assignment or Transfer. No right or interest of any kind in the Supplemental Retirement Benefit shall be transferable or assignable by the Executive or his beneficiary, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This prohibition shall not apply to the creation, assignment or recognition of a right to any interest payable hereunder with respect to the Executive pursuant to a domestic relations order that satisfies the requirements of a qualified domestic relations order (“QDRO”) as that term is defined in Section 414(p) of the Internal Revenue Code of 1986, as amended (the “Code”) as if this Agreement were qualified under Section 401(a) of the Code. Payment pursuant to such domestic relations order may be made as soon as administratively feasible following determination by the Company that said order satisfies the requirements of a QDRO.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the Supplemental Retirement Benefit. This Agreement supersedes and replaces in its entirety all prior oral and written agreements, understandings, commitments, and practices between the parties with respect to the Supplemental Retirement Benefit.

(c) Claims.

(i) Notice of Denial. If the Executive submits a claim for payment of benefits under this Agreement and the Company determines that the Executive is not eligible for payment of benefits or, if applicable, is not eligible for payment of benefits in the amount requested, then the Company shall, within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the Executive of the denial of the claim. Such notice of denial: (1) shall be in writing; (2) shall be written in a manner calculated to be understood by the Executive; and (3) shall contain: (A) the specific reason or reasons for denial of the claim; (B) a specific reference to the pertinent provisions of the Agreement or administrative rules and regulations upon which the denial is based; (C) a description of any additional material or information necessary for the Executive to perfect the claim; and (D) an explanation of the Agreement’s appeal procedures and the time limits applicable to such procedures, including a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(ii) Reconsideration Procedures. Within 60 days of the receipt by the Executive of the written notice of denial of the claim, the Executive may file a written request with the Company that it conduct a full and fair review of the denial of the Executive’s claim for benefits. The Executive’s written request must include a statement of the grounds on which the Executive appeals the original claim denial. The Company shall deliver to the Executive a written decision on the claim promptly, but not later than 60 days after the receipt of the Executive’s request for review, except that if there are special circumstances that require an extension of time for processing, the 60-day period shall be extended to 120 days, in which case written notice of the extension shall be furnished to the Executive prior to the end of the 60-day period.

(d) Severability. The provisions of this Agreement shall be regarded as severable, and if any provisions or any part of this Agreement are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts and the applicability of this Section shall not be affected thereby.

(e) Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws to the extent not preempted by ERISA.

(f) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by messenger or in person, or when mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA 94588-3229
Attention: Corporate Secretary

If to the Executive:	Steven A. Burd
c/o Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA 94588-3229

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(g) Binding Nature. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. Unless otherwise agreed to by the Executive, the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive (such agreement not to be unreasonably withheld or delayed), to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. This Agreement shall not otherwise be assigned by the Company. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Safeway Inc.

By:	/s/ Robert A. Gordon
Robert A. Gordon, Senior Vice President & General Counsel

Date: March 10, 2005

Executive

By:	/s/ Steven A. Burd
Steven A. Burd

Date: March 10, 2005

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